UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                                  US LEC Corp.
                                (Name of Issuer)


                Class A Common Stock, par value of $.01 per share
                         (Title of Class of Securities)


                                   90331S 10 9
                                 (CUSIP Number)


                                November 7, 2003
             (Date of Event Which Requires Filing of this Statement)

    Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  ____        Rule 13d-1(b)

                  __x__       Rule 13d-1(c)

                  ____        Rule 13d-1(d)

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).
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

1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
  (Entities Only)
  Quadrangle Capital Partners LP
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2 Check the Appropriate Box if a Member of a Group       (a) ____
  (See Instructions)                                     (b) __x__
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3 SEC Use Only
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4 Citizenship or Place of Organization
  Delaware
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Number of Shares           5           Sole Voting Power
Beneficially Owned by                  -0-
Each Reporting Person
With:
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                            6           Shared Voting Power
                                        1,036,575
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                            7           Sole Dispositive Power
                                        -0-
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                            8           Shared Dispositive Power
                                        1,036,575
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9 Aggregate Amount Beneficially Owned by Each Reporting Person
  1,036,575
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10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares
   (See Instructions)
   [  ]
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11 Percent of Class Represented by Amount in (9) 3.54% attributable to the
   Class A Common Stock held of record by the Reporting Entity set forth above, but the combined 1,475,000 shares of Class A Common Stock beneficially owned by the Reporting Persons represent 5.04% of the number of shares of Class A Common Stock outstanding. See the Preliminary Note.
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12 Type of Reporting Person (See Instructions)
   PN
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                                      -2-

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1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
 (Entities Only)
  Quadrangle Capital Partners A LP
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2 Check the Appropriate Box if a Member of a Group
  (See Instructions)                                     (a) ____
                                                         (b) __x__
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3 SEC Use Only
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4 Citizenship or Place of Organization Delaware
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Number of Shares           5           Sole Voting Power
Beneficially Owned by                  -0-
Each Reporting Person
With:
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                            6           Shared Voting Power
                                        386,056
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                            7           Sole Dispositive Power
                                        -0-
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                            8           Shared Dispositive Power
                                        386,056
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9 Aggregate Amount Beneficially Owned by Each Reporting Person
  386,056
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10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares
   (See Instructions)
   [  ]
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11 Percent of Class Represented by Amount in (9) 1.32% attributable to the
   Class A Common Stock held of record by the Reporting Entity set forth above, but the combined 1,475,000 shares of Class A Common Stock beneficially owned by the Reporting Persons represent 5.04% of the number of shares of Class A Common Stock outstanding. See the Preliminary Note.
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12 Type of Reporting Person (See Instructions)
   PN
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                                      -3-

1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
  (Entities Only)
  Quadrangle Select Partners LP
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2 Check the Appropriate Box if a Member of a Group
  (See Instructions)                                     (a) _____
                                                         (b) ___x__
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3 SEC Use Only
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4 Citizenship or Place of Organization Delaware
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Number of Shares             5            Sole Voting Power
Beneficially Owned by                     -0-
Each Reporting Person
With:
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                             6           Shared Voting Power
                                         52,369
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                             7           Sole Dispositive Power
                                         -0-
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                             8           Shared Dispositive Power
                                         52,369
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9 Aggregate Amount Beneficially Owned by Each Reporting Person
  52,369
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10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares
   (See Instructions)
   [  ]
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11 Percent of Class Represented by Amount in (9) 0.18% attributable to the
   Class A Common Stock held of record by the Reporting Entity set forth above, but the combined 1,475,000 shares of Class A Common Stock beneficially owned by the Reporting Persons represent 5.04% of the number of shares of Class A Common Stock outstanding. See the Preliminary Note.
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12 Type of Reporting Person (See Instructions)
   PN
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                                      -4-

1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
  (Entities Only)
  Quadrangle GP Investors LP
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2 Check the Appropriate Box if a Member of a Group
  (See Instructions)                                     (a) _____
                                                         (b) ___x__
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3 SEC Use Only
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4 Citizenship or Place of Organization Delaware
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Number of Shares             5           Sole Voting Power
Beneficially Owned by                    -0-
Each Reporting Person
With:
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                             6           Shared Voting Power
                                         1,475,000
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                             7           Sole Dispositive Power
                                         -0-
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                             8           Shared Dispositive Power
                                         1,475,000
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9 Aggregate Amount Beneficially Owned by Each Reporting Person
  1,475,000
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10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares
   (See Instructions)
   [  ]
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11 Percent of Class Represented by Amount in (9)
   5.04% (See Preliminary Note)
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12 Type of Reporting Person
   (See Instructions)
   PN
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                                      -5-

Preliminary Note.

     This report is being filed jointly by Quadrangle Capital Partners LP, Quadrangle Capital Partners A LP, Quadrangle Select Partners LP and Quadrangle GP Investors LP (collectively, the "Reporting Persons"). All percentage calculations in this report are based on the 27,270,731 shares of Class A Common Stock outstanding as of October 31, 2003 according to the facing page of US LEC Corp's Form 10-Q for the quarter ended September 30, 2003 plus an additional 2,000,000 shares of Class A Common Stock issued pursuant to the private placement described below.

    Quadrangle Capital Partners LP, Quadrangle Capital Partners A LP and Quadrangle Select Partners LP (collectively, the "Purchasers") purchased in aggregate 1,475,000 shares of Class A Common Stock, par value $.01 per share (the "Common Stock"), of US LEC Corp. (the "Issuer") pursuant to a private placement on November 7, 2003. In this private placement, an additional 525,000 shares of Common Stock was purchased by entities that do not share voting or investment control with the Reporting Persons, and are not affiliates of the Reporting Persons. Each of the Purchasers is the record holder of the number of shares of Common Stock set forth on the cover page applicable to such Purchaser. Quadrangle GP Investors LP is the General Partner of each of the Purchasers and, therefore, may be deemed to be the beneficial owner of all 1,475,000 shares of Common Stock purchased and held by the Purchasers.

Answer every item. If an item is inapplicable or the answer is in the negative, so state.

Item 1(a).        Name of Issuer:

    The name of the issuer is US LEC Corp., a Delaware corporation.

Item 1(b).        Address of Issuer's Principal Executive Offices:

    The Issuer's principal executive offices are located at Morrocroft III, 6801 Morrison Blvd., Charlotte, North Carolina 28211.

Item 2(a).        Name of Person Filing:

     This report is being filed jointly by the Reporting Persons.

Item 2(b).        Address of Principal Business Office or, if None, Residence

    The principal office and business address of the Reporting Persons is 375 Park Avenue, New York, New York 10152.

Item 2(c).        Citizenship:

    Each of the Reporting Persons was organized under the laws of the State of Delaware.

Item 2(d).        Title of Class of Securities

    Class A Common Stock, par value $.01 per share

Item 2(e).        CUSIP Number:

    90331S 10 9

Item 3. If this statement is filed pursuant toss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

   (a)           __ Broker or dealer registered under Section 15 of the
                    Exchange Act.

   (b)           __ Bank as defined in Section 3(a)(6) of the Exchange Act.

   (c)           __ Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act.

   (d)           __ Investment company registered under Section 8 of the
                    Investment Company Act.

   (e)           __ An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

   (f)           __ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

   (g)           __ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

   (h)           __ A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

   (i)           __ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

   (j)           __ Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.           Ownership.

     The information required by Items 4(a)-(c) is set forth in Rows 5 through 11 of the cover page applicable to each of the Reporting Persons and is incorporated herein by this reference for each of the Reporting Persons.

    Each of the Purchasers disclaims beneficial ownership of the shares of Common Stock held by the other Purchasers, and Quadrangle GP Investors LP disclaims beneficial ownership of the shares of the Common Stock beneficially owned by the Reporting Persons.

Item 5.           Ownership of Five Percent or Less of a Class.

    Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

    Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported

    Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

    Not Applicable.

Item 9.           Notice of Dissolution Group.

    Not Applicable.

Item. 10.         Certifications.

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             QUADRANGLE CAPITAL PARTNERS LP


                                             By:  Quadrangle GP Investors LP,
                                                  as General Partner

                                             By:  Quadrangle GP Investors LLC,
                                                  as General Partner


Date:     November 24, 2003                  By:  /s/ Joshua Steiner
                                             --------------------------------
                                             Name:     Joshua Steiner
                                             Title:    Managing Principal




                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             QUADRANGLE CAPITAL PARTNERS A LP


                                             By:  Quadrangle GP Investors LP,
                                                  as General Partner

                                             By:  Quadrangle GP Investors LLC,
                                                  as General Partner


Date:     November 24, 2003                  By:  /s/ Joshua Steiner
                                             --------------------------------
                                             Name:   Joshua Steiner
                                             Title:  Managing Principal

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             QUADRANGLE SELECT PARTNERS LP


                                             By:  Quadrangle GP Investors LP,
                                                  as General Partner

                                             By:  Quadrangle GP Investors LLC,
                                                  as General Partner


Date:     November 24, 2003                  By: /s/ Joshua Steiner
                                             ---------------------------------
                                             Name:   Joshua Steiner
                                             Title:  Managing Principal




                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             QUADRANGLE GP INVESTORS LP


                                             By:  Quadrangle GP Investors LLC,
                                                  as General Partner


Date:     November 24, 2003                  By:  /s/ Joshua Steiner
                                             ---------------------------------
                                             Name:   Joshua Steiner
                                             Title:  Managing Principal

                               INDEX TO EXHIBITS

Exhibit No.                       Exhibit

99.1                              Joint Filing Agreement

                                                                  Exhibit 99.1

                             JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(k) under the Securities Exchange Act of
1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) or any subsequent filings on Schedule 13D (including amendments thereto) with respect to the Class A Common Stock, par value $.01 per share, of US LEC CORP. and that this Joint Filing Agreement be included as an Exhibit to such joint filing.

    This Joint Filing Agreement may be executed in one or more counterparts, and each such counterpart shall be an original but all of which, taken together, shall constitute but one and the same instrument.

    IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 24th day of November, 2003.


                                       QUADRANGLE CAPITAL PARTNERS LP


                                       By:  Quadrangle GP Investors LP,
                                            as General Partner

                                       By:  Quadrangle GP Investors LLC,
                                            as General Partner


                                       By:  /s/  Joshua Steiner
                                       ---------------------------------------
                                       Name:  Joshua Steiner
                                       Title: Managing Principal





                                       QUADRANGLE CAPITAL PARTNERS A LP


                                       By:  Quadrangle GP Investors LP,
                                            as General Partner

                                       By:  Quadrangle GP Investors LLC,
                                            as General Partner


                                       By:  /s/  Joshua Steiner
                                       ---------------------------------------
                                       Name:  Joshua Steiner
                                       Title: Managing Principal

                                       QUADRANGLE SELECT PARTNERS LP


                                       By:  Quadrangle GP Investors LP,
                                            as General Partner

                                       By:  Quadrangle GP Investors LLC,
                                            as General Partner


                                       By:  /s/  Joshua Steiner
                                       ---------------------------------------
                                       Name:  Joshua Steiner
                                       Title: Managing Principal






                                       QUADRANGLE GP INVESTORS LP


                                       By:  Quadrangle GP Investors LLC,
                                            as General Partner


                                       By:  /s/  Joshua Steiner
                                       ---------------------------------------
                                       Name:  Joshua Steiner
                                       Title: Managing Principal